                                             NEWS RELEASE
                                             FOR IMMEDIATE RELEASE
                                             July 22, 1996

(LADD Furniture, Inc. logo appears here)     Contact: John J. Ong
One Plaza Center  Box HP3                    (910) 888-6353
High Point, NC 27261-1500                    E-mail: ong@nr.infi.net





                LADD REPORTS $1.2 MILLION SECOND QUARTER PROFIT

            HIGH POINT, NC LADD Furniture, Inc. today reported a net profit of $1.2 million or $0.15 per share for this year's second quarter, compared to a net loss of $27.3 million or $3.54 per share in the same quarter of fiscal 1995. The year-earlier loss included a pretax restructuring charge of $25.7 million and a pretax non-cash charge of $10.2 million. Net sales for this year's second quarter declined to $127.1 million from $149.0 million in the same period of fiscal 1995, with the decline resulting from LADD's divestiture of several of its business units during late 1995 and early 1996.
            For the first six months of 1996, net sales declined to $265.9 million from $302.4 million a year earlier, reflecting the absence of the divested businesses from this year's sales figures. A net loss of $5.8 million or $0.76 per share was incurred in the first half of 1996, compared to a year-earlier net loss of $27.3 million or $3.54 per share.
            LADD president and CEO Fred L. Schuermann, Jr. said, "Excluding the four divestiture companies, our 1996 second quarter net sales increased slightly to $122.4 million from $120.9 million in the same quarter of 1995. According to Schuermann, LADD's 1996 second quarter results were affected by a number of factors, including a gain realized as a result of the company's previously-announced curtailment of its retiree health care insurance program, partially offset by increased bad debt reserves and allowances for potential losses on discontinued products.
            "Overall," Schuermann said, "we made significant progress toward turning LADD's operating results around during the second quarter. We expect to see further improvement in operating results in forthcoming quarters, particularly as some of our recent cost reduction and management reorganization actions begin to positively affect the company's profit margins." Schuermann expressed some disappointment with the current trend of U.S. furniture sales, noting that a number of retailers continued to report declining same store sales through mid-year. "We hope this is only a temporary lull," Schuermann said, "and that recent strength in U.S. housing activity will begin to translate into improved consumer demand for furniture in the second half of the year."

                                    - OVER -



                  The LADD family of fine furniture companies
 Lea Industries (BULLET) American Drew (BULLET) Clayton Marcus (BULLET) Barclay
              American of Martinsville (BULLET) Kenbridge (BULLET)
                      Pennsylvania House (BULLET) Pilliod

            Schuermann added that LADD has been unable to consummate the sale of its Daystrom Furniture operation as an ongoing business, and said the previously announced close-down of the company is nearing completion. "We are expecting to be able to collect Daystrom's receivables and sell its equipment during the third quarter of this year, and we will also sell the Daystrom plant, although this will probably take additional time," he said.
            Executive vice president and chief financial officer William S. Creekmuir said he was pleased that the company's total debt was reduced by $4.1 million during the second quarter. Creekmuir also noted that LADD last week completed a new $190 million secured bank financing agreement, which was used to refinance the company's outstanding bank debt and provide additional liquidity. The facility consists of a $125 million three-year revolving credit facility and a $65 million term loan. Creekmuir said, "This new financing arrangement represents a strong vote of confidence on the part of the lending group in LADD's management team and our future plans." He concluded, "At current borrowing levels, the company's interest expense will increase marginally under the new credit facility."
            Headquartered in High Point, NC, LADD is one of the largest North American manufacturers of residential furniture. LADD markets its wide range of residential wood and upholstered furniture domestically under the major brand names American Drew, American of Martinsville, Barclay, Clayton Marcus, Kenbridge, Lea, Pennsylvania House and Pilliod, and exports these same brand name products worldwide through LADD International. Under the American of Martinsville name, LADD is also one of the world's leading suppliers of guest room furniture to the hotel/motel industry, as well as to health care facilities, retirement homes and governmental and university dormitory markets. LADD also owns and operates LADD Transportation, a support company. LADD's stock is traded on the Nasdaq National Market under the symbol LADF.

TABLE FOLLOWS
#######


NOTE: To receive fax copies of recent LADD news releases free of charge, just dial 800-758-5804, extension 501325. These releases are also available via the Internet @www.prnewswire.com ("Company news").

LADD FURNITURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (PRELIMINARY AND UNAUDITED)



                                              13 WEEKS ENDED
                                       JUNE 29, 1996  JULY 1, 1995
Net sales                              $127,096,000    148,989,000
Earnings (loss) before interest
  and income taxes                        4,115,000    (41,221,000)
Interest expense                          3,058,000      2,846,000
Earnings (loss) before income taxes       1,057,000    (44,067,000)
Income tax benefit                          108,000     16,744,000
Net earnings (loss)                    $  1,165,000    (27,323,000)
Net earnings (loss) per common share   $       0.15          (3.54)
Weighted average number of
  common shares outstanding               7,722,837      7,725,236


                                                 26 WEEKS ENDED
                                        JUNE 29, 1996(A)  JULY 1, 1995(B)

Net sales                                  $265,940,000    302,377,000
Loss before interest
  and income taxes                            4,884,000     38,383,000
Interest expense                              5,718,000      5,649,000
Loss before income taxes                     10,602,000     44,032,000
Income tax benefit                            4,772,000     16,733,000
Net loss                                   $  5,830,000     27,299,000
Net loss per common share                  $       0.76           3.54
Weighted average number of
  common shares outstanding                   7,723,803      7,715,180




NOTES:
        (A) THE 1996 SIX MONTH FIGURES INCLUDE A PRETAX RESTRUCTURING CHARGE OF $4.9 MILLION.
        (B) THE 1995 SIX MONTH FIGURES INCLUDE A PRETAX RESTRUCTURING CHARGE OF $25.7 MILLION AND A NON-CASH CHARGE OF $10.2 MILLION.


                                     -over-

LADD FURNITURE, INC. AND SUBSIDIARIES - SUPPLEMENTAL FINANCIAL DATA
JULY 22, 1996             CONTACT: JOHN J. ONG, CFA              (910) 888-6353

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)


                                                                       QUARTERS ENDED
IN THOUSANDS, EXCEPT PER SHARE DATA              6/29/96*     3/30/96*     12/30/95     9/30/95     7/1/95**     4/1/95
Net sales                                      $ 127,096      138,844      152,981      159,144     148,989      153,388
Cost of sales                                    103,553      119,264      125,379      130,549     133,492      126,560
    Gross profit                                  23,543       19,580       27,602       28,595      15,497       26,828
Selling, general and administrative expenses      19,110       21,788       25,792       23,402      28,335       23,816
Restructuring expense                               (279)       5,149         (576)        --        25,696         --
    Operating income (loss)                        4,712       (7,357)       2,386        5,193     (38,534)       3,012
Other deductions:
    Interest expense                               3,058        2,660        3,152        2,997       2,846        2,803
    Other, net                                       597        1,642          661          163       2,687          174
                                                   3,655        4,302        3,813        3,160       5,533        2,977
Earnings (loss) before income taxes                1,057      (11,659)      (1,427)       2,033     (44,067)          35
Income tax expense (benefit)                        (108)       (4,664)      (1,645)         142     (16,744)          11
    Net earnings (loss)                        $   1,165       (6,995)         218        1,891     (27,323)          24
Net earnings (loss) per common share           $    0.15        (0.91)        0.03         0.24       (3.54)        0.00
Weighted average number of common
    shares outstanding                             7,723        7,725        7,729        7,726       7,725        7,705


  *THE 1996 QUARTERLY RESULTS REFLECT THE COMPANY'S SALE OF ITS BROWN JORDAN
   AND LEA LUMBER & PLYWOOD BUSINESSES EFFECTIVE DECEMBER 29, 1995, AND ITS FOURNIER FURNITURE BUSINESS EFFECTIVE FEBRUARY 26, 1996.
** THE 1995 SECOND QUARTER FIGURES INCLUDE A PRETAX NON-CASH CHARGE OF $10.2
   MILLION, IN ADDITION TO THE $25.7 MILLION PRETAX RESTRUCTURING CHARGE SHOWN.


CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)




DOLLAR AMOUNTS IN THOUSANDS                           6/29/96     3/30/96   12/30/95    9/30/95    7/1/95    4/1/95
ASSETS
Current assets:
    Cash                                             $    430      1,049      1,272      2,913      1,406      1,787
    Trade accounts receivable, net                     72,429     77,579     38,288     45,337     41,347     59,767
    Inventories                                        94,394     91,386     89,466     86,313     91,127    124,181
    Prepaid expenses and other current assets          17,179     20,263     13,663     10,520     11,670     10,515
        Total current assets                          184,432    190,277    142,689    145,083    145,550    196,250
Property, plant and equipment, net                     82,633     82,652     82,586     82,567     83,826    109,014
Businesses held for sale, net                            --         --        8,052     32,587     31,184       --
Intangible and other assets, net                       79,996     78,900     79,659     76,631     76,515     83,792
                                                     $347,061    351,829    312,986    336,868    337,075    389,056
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
    Current installments of long-term debt           $  3,511      3,563        309        558        618        657
    Short-term bank borrowings                          5,000      5,000      3,037      2,450      1,950      5,025
    Trade accounts payable                             31,373     25,984     28,419     26,517     24,059     25,041
    Accrued expenses and other current liabilities     32,861     32,620     31,396     30,629     29,814     32,267
        Total current liabilities                      72,745     67,167     63,161     60,154     56,441     62,990
Long-term debt, excluding current installments        144,637    148,687    112,598    140,182    145,287    153,102
Deferred compensation and other liabilities             2,515      8,211      6,593      7,053      7,000      6,402
Deferred income taxes                                   7,530      9,338      5,437      4,255      4,769     15,386
        Total liabilities                             227,427    233,403    187,789    211,644    213,497    237,880
Total shareholders' equity                            119,634    118,426    125,197    125,224    123,578    151,176
                                                     $347,061    351,829    312,986    336,868    337,075    389,056


ALL SHARE AND PER SHARE DATA HAVE BEEN RESTATED TO REFLECT A 1-FOR-3 REVERSE SPLIT OF LADD'S COMMON STOCK, WHICH BECAME EFFECTIVE ON MAY 16, 1995. THE PERIOD ENDED MARCH 30, 1996 REFLECTS THE TERMINATION OF THE COMPANY'S ACCOUNTS RECEIVABLE SECURITIZATION PROGRAM EFFECTIVE MARCH 28, 1996.